As filed with the Securities and Exchange Commission on July____, 2002








                                                      File No.333-




                           SECURITIES AND EXCHANGE
COMMISSION

         Washington, D.C. 20549


                                 FORM S-3
                               REGISTRATION
STATEMENT
                                   UNDER
                            THE SECURITIES ACT OF
1933


                              Alpha Hospitality
Corporation
                  (Exact name of registrant as specified
in its charter)

Delaware                                               13-3714474
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification Number)


707 Skokie Boulevard, Suite 600, Northbrook, IL  60062
             (847) 418-3804
 (Address, including zip code, and telephone number, Including area code, of registrant's principal executive offices)

           Scott A. Kaniewski
        Chief Financial Officer
     Alpha Hospitality Corporation
          707 Skokie Boulevard
               Suite 600
         Northbrook, IL  60062
             (847) 418-3804

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               With a copy to:

                           Herbert F. Kozlov, Esq.
                              Reed Smith LLP
                             529 Fifth Avenue
                          New York, New York  10017
                              (212) 878-1730
                           After July 26, 2002:
                               Reed Smith LLP
                            599 Lexington Avenue
                                 29th Floor
                         New York, New York 10022
                              (212) 549-0241

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE



                                     Proposed         Proposed
Title of Each Class of               Maximum          Maximum
Securities to be      Amount to be   Aggregate Price  Aggregate         Amount of
Registered            Registered     Per Share(1)     Offering Price(1) Registration Fee



Common Stock,
par value
$0.01 per share      3,866,687        $6.19           $23,934,793        $5,720

________________

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the common stock on The Nasdaq
     SmallCap Market on July11, 2002.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              PROSPECTUS

 SUBJECT TO COMPLETION, JULY____, 2002

           3,866,687 Shares
     ALPHA HOSPITALITY CORPORATION
Common Stock, par value $.01 per share

This prospectus relates to the registration of 3,866,687 shares of common stock, par value $.01 per share, of Alpha Hospitality Corporation ("Alpha"). Alpha will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

These securities involve a high degree of risk.  See
"Risk Factors."

NEITHER THE SECURITIES AND EXCHANGE
COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED
OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

Alpha's common stock is listed for trading on The
NASDAQ SmallCap Market and on the Boston Stock
Exchange under the symbol "ALHY". On July 11, 2002, the closing bid price of Alpha's common stock, as reported by The NASDAQ SmallCap Market, was $6.19 per share.

Alpha's executive offices are located at 707 Skokie
Boulevard, Suite 600, Northbrook, IL 60062. Our telephone number is (847) 418-3804.

The date of this prospectus is July____, 2002.





The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           TABLE OF CONTENTS


RISK FACTORS                             5

USE OF PROCEEDS                         11

RECENT DEVELOPMENTS                     11

SELLING STOCKHOLDERS                    13

PLAN OF DISTRIBUTION                    16

LEGAL MATTERS                           18

EXPERTS                                 18

ADDITIONAL INFORMATION ABOUT ALPHA      18

DOCUMENTS INCORPORATED BY REFERENCE      19

PART II: INFORMATION NOT REQUIRED IN
PROSPECTUS                               20

EXHIBITS                                 23



     No dealer, salesperson or other person has been authorized to give any information or to make any representation that is not contained in this prospectus or incorporated by reference to this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Alpha. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus at any time does not imply that the information contained in this prospectus is correct as of any time subsequent to its date.

             RISK FACTORS


      An investment in Alpha's common stock involves various risks, including those described below. Before making a decision to invest in Alpha's common stock, you should carefully consider the following risk factors in addition to the other information in this prospectus and the documents incorporated by reference.

ALPHA

Alpha has no operating business. Unless Alpha successfully acquires or develops a business operation, it may not be able to meet its obligations.

      In order to be successful, Alpha must acquire or develop an operating business. Alpha's ability to meet its general and administrative obligations will depend on its ability to do one or more of the following things:

               Achieve profits from the prospective
              gaming operations in New York;
               Achieve profits from operations of any
              other future business opportunities;
               Combine with an entity having sufficient
              cash flow to meet Alpha's obligations;
              or
               Obtain additional funds through financing
              activities.

     As of the date of this prospectus, Alpha has not entered into any arrangement to participate in any business ventures or purchase any assets, property or business, other than as previously disclosed or discussed elsewhere in this prospectus. Alpha cannot give you any assurance that it will be able to generate enough funds through any of these activities to meet its general and administrative obligations.


Alpha may not be successful in acquiring or developing the business opportunities it is considering.

      We intend to consider the acquisition of operating businesses or other investments, but cannot be sure that appropriate investments will present themselves for our consideration. We may become aware of prospects for acquisition and/or investment, but cannot assure you that any opportunity that we pursue will actually be completed or will be profitable. Also, we may not be able secure the financing and other arrangements necessary to complete any such acquisition or investment.

Alpha has a history of losses, and may never be profitable.

     Since its inception, Alpha has suffered significant losses from operations. Alpha had losses from operations of approximately $9,477,000, $412,000 and $5,763,000 in the fiscal years
ended December 31, 2001, 2000 and 1999, respectively.
To provide you a positive return in the long-term, we must develop or acquire profitable operations. However, we cannot assure you that Alpha will be able to develop or acquire profitable operations.

If Alpha develops new ventures, it may not have the management expertise to be successful in them.

     Alpha's management has significant experience operating casinos, hotels and related hospitality ventures. Currently management is concentrating its efforts on potential gaming opportunities in New York. If Alpha enters into another line of business, we may find that we lack necessary expertise in that business. Therefore, we cannot assure you that, if Alpha develops or acquires new lines of business, we will be profitable in those businesses.


Alpha may be at risk of losing benefits associated with its tax loss carry forwards.

     As of December 31, 2001, Alpha had an aggregate tax loss carryforward of approximately $64 million. One of the benefits of the foregoing is that, subject to certain minimum taxes and other limitations, the amount of that tax loss carryforward can be applied on a dollar-for-dollar basis against, and as a reduction of, future income on which Alpha would otherwise be obligated to pay tax. As a consequence of that benefit, Alpha might be viewed as a potential acquisition target by another entity or the acquisition of a new business by Alpha might be considered to be more appealing in light of the fact that income from that acquired business might be able to be offset by the carryforward, subject to certain limitations.

     One of those limitations is that, under currently effective tax law and regulations, tax loss carryfowards expire (to the extent not used or applied) 20 years after the year with respect to which they occurred. Additionally, if a "change of ownership" of a company is deemed to have occurred, the amount of existing tax loss carryforwards that can be utilized in any succeeding year by that company is limited to a small percentage of those carryforwards. Generally, a change in ownership will be deemed to have occurred if the changes in percentage ownership of all holders of 5% or more of that company's equity during the prior three-year period aggregate in excess of 50%. Based principally on the substantial change in ownership percentages resulting from the transaction with Watertone, which is described below, Alpha is fairly close to exceeding the 50% limitation referred to above. This situation could be further impaired if all of the shares issuable upon the exercise or conversion of Alpha's outstanding securities were to be issued or if Alpha were to issue common stock (or securities exercisable for or convertible into shares of its common stock) as part of any acquisition of another company or business.

MARKET RISK

Future sales of shares could depress the value of your shares of Alpha's common stock or result in a change of control of Alpha.

     As of June 30, 2002, Alpha had 4,862,003 shares of common stock outstanding, including the 2,326,857 shares held by Bryanston Group, Inc. and 575,874 shares owned by New York Gaming, LLC and an additional
372,578 held by other selling shareholders, all of which shares are being registered with this prospectus. Once those shares have been registered for sale pursuant to this prospectus, the holders of those shares are free to sell them without any volume limitations. Consequently, the public float of Alpha's common stock is subject to substantial increase if all or a substantial portion of those shares is sold into the public market.

     Additionally, through its shareholdings in Alpha, Bryanston has historically effectively controlled Alpha. If Bryanston were to sell a significant portion of its shares that are registered for sale pursuant to this prospectus, some other shareholders or group of shareholders could gain effective control over Alpha. No prediction can be given as to what effect any change of control might have on Alpha or your investment in its stock. However, it is to noted that, under certain circumstances, changes in control can trigger various rights for the holders of Alpha's Series
D Preferred Stock and 4% Convertible Notes which rights might have an adverse effect upon Alpha or your investment in Alpha..

Further issuances of shares could dilute your interests in Alpha.

     Alpha currently has outstanding $1,299,060 amount (inclusive of capital in excess of par value and accrued but unpaid dividends) of its Series D Preferred
Stock and $1,076,562 (inclusive of accrued but unpaid interest) of its 4% Convertible Notes Due July 31, 2003. Subject to certain limitations, shares of that Convertible Preferred Stock are convertible into shares of Alpha's common stock at a price equal to approximately 73% of the average of the two lowest closing prices of a share of Alpha's common stock during the 30 consecutive trading days preceding the date of conversion, and subject to certain limitations, those Convertible Notes are convertible into shares of Alpha's common stock at a price equal to approximately 83% of the average of the two lowest closing prices of a share of Alpha's common stock during the 30 consecutive trading days preceding the date of conversion. Under the terms of the financing pursuant to which that Preferred Stock and Convertible Notes were issued, the number of shares that Alpha would be obligated to issue upon the conversion of those securities was set at certain maximum amounts. The maximum amount to be issued upon the conversion of that Preferred Stock was reached in November 2001, and as of June 30, 2002, only an additional approximate 40,000 shares were subject to issuance upon the conversion of those Convertible Notes without exceeding the limitation applicable to those Convertible Notes. However, under certain "change of control" circumstances, those limitations would lapse, which would result in a significant increase in the number of shares of Alpha's common stock that would be issuable upon the conversion of those securities. Those circumstances could arise as a result of a number of different circumstances, including sales of, or transfers of, shares by Bryanston, or may be deemed to occur or to have occurred, as a result of changes in voting rights assocated with Bryanston shares. See the discussion below under "Recent Developments".

     If a "Change Of Control Transaction" is deemed to have occurred, a substantial number of additional shares of Alpha's common stock would be subject to issuance at the election of the holders of shares of Alpha's Series D Preferred stock and 4% Convertible Notes, with the number of shares being issued being dependent upon the market value of a share of Alpha's common stock during the applicable period prior to the exercise of related conversion rights (for example, if all of those securities were converted at a time when the applicable market price of a share of Alpha's common stock were $6.00, Alpha would be obligated to issue an additional 439,930 shares of its common stock). Additionally, Stanley Tollman (who was Chairman of Alpha from 1993 until his resignation in February 2002) previously agreed to accept payment of his deferred compensation in an aggregate amount of $1,529,167 in the form of shares of Alpha's common stock valued at $7 per share, which shares are subject to issuance at the election of Mr. Tollman, and there are currently issued options and warrants exercisable for an aggregate of an additional 50,000 shares of Alpha's common stock at an exercise price of $4.40 per share. Alpha also has issued options or warrants exercisable for an additional 834,028 shares or Alpha's common stock at exercise prices ranging from $4.40 to $24.00 per share. Upon the exercise of the various rights referred to above, Alpha may become obligated to issue additional shares of its common stock, which would have a dilutive effect on most current shareholders in Alpha.

Alpha stock price can be volatile.

     The average daily trading volume of Alpha's common stock has generally been light. The market price has been highly volatile and may not be a good indicator of the market price in a more liquid market. Therefore, the low volume may have had a significant effect on the market price of the stock. The market price of the stock could also fluctuate significantly due to a number of factors that do not relate directly to Alpha's performance. Some of these factors are:

               1)   the depth and liquidity of the
               market for the stock;
               2)   public announcements by
               Alpha, its clients and competitors;
               3)   investors' perceptions of
               Alpha;
               4)   rumors; and
               5)   general economic, market
               and other conditions.

We cannot assure you that there will be a public market in the future for Alpha's securities.

     Alpha cannot assure you that its common stock will continue to be quoted on the NASDAQ SmallCap
Market or listed on the Boston Stock Exchange. Even if these quotations or listings continue, Alpha cannot assure you that there will be a significant public market. Among other requirements for continued listing on the NASDAQ SmallCap Market, a company must maintain at least
$2,500,000 in stockholder's equity. The Boston Stock Exchange's maintenance criteria require a company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At March 31, 2002 Alpha had total assets of approximately $20,819,000 and stockholders' equity of approximately $8,560,000. In the event Alpha's common stock were to be delisted from the NASDAQ
SmallCap Market, trading, if any, would be conducted on the Boston Stock Exchange and on the OTC bulletin board. Should this occur, an investor could find it more difficult to dispose of or obtain accurate quotations for the price of Alpha's common stock.

GAMING

The gaming industry is highly regulated and Alpha would be required to adhere to various regulations to obtain and maintain a license.

     The prospective gaming operations that Alpha is pursuing are regulated by federal, state and local governmental authorities. We cannot assure you that we will be able to comply with all the current or future governmental regulations that may apply. Alpha may be required to incur substantial costs or interrupt its activities to comply with regulations. Present or future federal, state or local regulations may restrict our present and possible future activities. If we are unable to comply with these or similar requirements, it could subject us to sanctions. Any sanctions could have a materially adverse effect upon Alpha's business.

A denial or loss of any gaming license we may secure would adversely affect Alpha's future operations.

     Generally, the applicable regulatory body in each state in which a casino operator conducts its business requires that the ownership entity and its key officers, managers and/or directors be found suitable as a condition that that entity be granted a gaming license. These laws, rules and regulations generally concern the responsibility, financial suitability and character of the owners, managers and directors. Alpha could be required to disassociate itself from any person, who is subject to approval or a determination of suitability and fails to be approved. If we should fail to comply with the requirement to disassociate ourselves from such an individual, we could lose our gaming license. The governing body almost always has broad discretion in granting, renewing and revoking licenses. Any denial, loss or suspension of any license would have a materially adverse effect on our gaming operations that require a license.

Alpha may compete in a highly competitive industry.

     Alpha's current operational plan includes the
development of potential gaming operations in New York
and the acquisition or development of other business
operations.  The industries in which any of these operations could be conducted could be highly competitive.  It is
possible that many of the potential competitors in these
industries may have significantly greater financial and
other resources than Alpha and more experience in the
relevant industry.   It is likely that this intense competition
may limit the profitability of Alpha's planned operations or may even render them unprofitable.

MONTICELLO CASINO

Alpha faces significant obstacles before we can develop the proposed St. Regis Mohawk gaming opportunity in New York.

     Certain of Alpha's affiliated entities that are involved in the proposed St. Regis Mohawk casino at Monticello, are in litigation with Park Place Entertainment. Those entities are claiming that Park Place Entertainment tortiously interfered with a contract and a prospective business relationship. Several approvals necessary to complete the casino project have been delayed. We cannot assure you that we will receive all of these approvals or will proceed with the casino project, even if the litigation is satisfactorily resolved.

The recovery of Alpha's investment in Catskill
Development is at risk.

     Currently, Alpha's principal asset is its investment in Catskill Development, LLC (the lead entity in the proposed development of a gaming casino in Monticello, New York), including potential recovery from the pending Park Place litigation. Whether Alpha achieves any significant return on its investment in Catskill will depend on whether the litigation is successfully resolved and/or Catskill is otherwise able to proceed with the development and management of a gaming facility in Monticello, New
York.

     Alpha makes no assurance that these items will reach satisfactory conclusion. No estimate can be made as to the amount of revenues that Catskill might receive or Alpha's share of it, even in the event the litigation is resolved in Catskill's favor.

     Moreover, in addition to expenditures by Alpha, Alpha's partners in Catskill have contributed considerable amounts of money for the purchase of the Monticello
Raceway property and the pursuit of the approval and development of a Native American casino on a portion of that property. These contributions, together with interest compounded at 10% per annum, must be repaid before any net earnings would be available for distribution to Alpha.
As of June 30, 2002, the aggregate amount needed to satisfy the payment of these contributions and mortgage as discussed below, with interest was $43,697,128. Under the Catskill operating agreement, members' capital contributions are entitled to a cumulative annual preferred return of ten percent per annum from the date of the relevant contribution, compounded at the end of each fiscal year. As of June 30, 2002, Alpha's preferred capital balance was $4,606,237 out of a total preferred capital balance for all the members of $37,194,621. Currently, Alpha has capitalized $2,492,274 of these capital contributions on its balance sheet (on a cost basis). These preferred capital balances are subordinate to a mortgage that, at June 30, 2002, was approximately $6,502,507.
Alpha is entitled to receive $4,606,237 out of the first $37,194,621 of future distributions, if any, received by the Catskill members, after discharge of that mortgage. After the repayment of the mortgage and preferred capital, Alpha will be entitled to receive additional distributions from any net revenues derived from either its 49% interest in Catskill's business component related to the casino and wagering operations, its 37% interest in the Raceway's parimutuel operations or its 5% interest in Catskill's real estate component. Currently, any cash flow from the operations of the Monticello Raceway are being retained by Catskill for working capital purposes and to fund litigation and development expenses in conjunction with other potential gaming operations at the track. As a result, Alpha is not expected to receive any distributions from Catskill with respect to its interests in Catskill (other than with respect to its preferred capital contributions and interest thereon) until Catskill has achieved additional net revenues sufficient to discharge the payment of these priority returns.


   THIS PROSPECTUS CONTAINS FORWARD
          LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors. These may cause our results, levels of activity, performance or achievements to be significantly different from those expressed or implied by these forward-looking statements.
These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the use of the words "may," "will," "should," "expects,"
"plans," "intends,"

"anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other similar terms. Although we believe that the current expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.


            USE OF PROCEEDS

     The shares of common stock being offered are for the account of the selling stockholders. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders other than in connection with the exercise of the options granted to Messrs. Beman and Kaniewski covering the registered shares set forth in the table of selling stockholders after their respective names. It is anticipated that any payment received by Alpha upon the exercise of those options will be used for its general corporate purposes.

          RECENT DEVELOPMENTS

  On February 12, 2002, Alpha entered into an agreement with Watertone Holding LP providing for the acquisition of 47.5% of Watertone's economic interests in the casino and racetrack business components of the business of Catskill. This agreement replaced and superseded an agreement previously entered into with Watertone in August 2001 pursuant to which Alpha had agreed to acquire all of Watertone's economic interest in the casino and racetrack business components of Catskill's business. The transaction contemplated by this agreement closed on March 12, 2002. In consideration for those economic interests, Alpha issued 575,874 shares of its common stock for the benefit of Watertone. Additionally, as part of the proposed transactions, Alpha entered into employment agreements with two principals of Watertone, Messrs. Robert Berman and Scott Kaniewski, providing for annual aggregate salaries of $500,000, subject to possible deferral, and options to purchase, at an exercise price of $17.49 per share, up to an aggregate of 180,302 shares of Alpha's common stock. The number of shares subject to these options will be increased to an aggregate of up to 591,378 upon shareholder approval. As part of that transaction, Bryanston granted a limited proxy to Watertone to vote all of Bryanston's shares at the next meeting of stockholders in favor of a proposal to increase by 205,538 shares the number of shares that would be covered by the stock option granted to each of Messrs.
Berman and Kaniewski under the terms of their respective employment agreement with Alpha.

  Subsequently, on April 30, 2002, Bryanston entered into an agreement with Robert Berman and Scott
Kaniewski under which the parties to that agreement sought to establish a mechanism designed to control the election of all members to Alpha's Board of Directors. The term of that agreement was to extend (subject to earlier termination under certain circumstances provided for therein) until April 30, 2005, and during the term of that agreement, Mr. Berman was granted a proxy to vote all of Bryanston's shares of stock in Alpha (which currently consist of 2,326,857 common shares or approximately
48.9% of the outstanding shares of Alpha's common stock) for the election to Alpha's Board four members designated by Mr. Berman and three members designated by Bryanston, and Messrs. Berman and Kaniewski agreed to vote their shares (and shares held by their affiliates) in favor of the election to the Alpha's Board of three candidates designated by Bryanston. That agreement was superseded on July 11, 2002, by another voting agreement among the same parties. Pursuant to that new agreement, the parties confirmed their intention to pool their shares for voting purposes related to the election of members to Alpha's Board and pursuant to that new agreement the proxy previously granted to Mr. Berman was terminated and the parties agreed that, until April 30, 2005 (subject to earlier termination under certain circumstances provided for therein), they would all vote the shares of capital stock of Alpha owned by them or their affiliates so that Alpha's Board would be comprised of four members designated by Mr. Berman and three members designated by Bryanston
(with that ratio of 4 to 3 to be preserved as closely as possible in the event there were to be a change in the number of members constituting the entire Board of Directors of Alpha).

  In February 2000, Alpha obtained certain financing in consideration for the issuance of $4 million of its Series D Preferred Stock (of which an aggregate of $1,299,060, inclusive of accrued but unpaid dividends, remains outstanding). Under the terms of that financing, a limitation of an aggregate of 330,000 shares was placed on the number of shares of Alpha's common stock that was issuable upon the conversion of shares of that Preferred Stock or in payment of dividends on that Preferred Stock. That limitation was reached in November 2001.

  However, under certain circumstances, the limitation referred to above would be removed, in which event the remaining outstanding shares of that Preferred
Stock would be convertible into shares of Alpha's common stock without limitation on the number of shares that Alpha would be obligated to issue. More particularly, the limitation referred to above would no longer be applicable in the event a "Change Of Control Transaction" (as defined in the financing documents) were to occur. Under the terms of the financing documents for the Series D Preferred
Stock, a "Change Of Control Transaction" is defined to include "any Person or any 'group' (as such term is used in Section 13(d) of the Exchange Act), becomes the beneficial owner or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of Alpha's voting power of the capital stock of Alpha normally entitled to vote in the election of directors of Alpha (other than (A) any Person or any such group that held such voting power as of the initial issuance date of the Series D Preferred
Stock or (B) any group that holds such voting power subsequent to that initial issuance date, provided that the Persons that constitute such group include the Person or a majority of the members of, and at least 50% of the voting power held by, a group referenced in the foregoing clause
(A))." Accordingly, if any of the voting agreements or arrangements described above is deemed to have constituted a "Change Of Control Transaction" under the terms of the financing documents for the Series D Preferred
Stock, or if Bryanston were to otherwise transfer rights or sell sufficient of its shares in Alpha so as to cause a "Change Of Control Transaction", the limitation on the number of shares that Alpha could be obligated to issue upon the conversion of that Preferred Stock would no longer apply.

  In July 2000, Alpha obtained certain additional financing in consideration for the issuance of $1.25 million of its 4% Convertible Notes due July 31, 2003 (of which an aggregate of $1,075,562, inclusive of accrued but unpaid interest, remains outstanding). Under the terms of that financing, a limitation of an aggregate of 332,300 shares was placed on the number of shares of Alpha's common stock that was issuable (a) upon the conversion of those Notes, (b) in payment of interest on those Notes or (c) upon conversion of the Series D Preferred Stock after July 31, 2000. Based upon that limitation and after taking into consideration the number of shares of Alpha's common stock that has been issued upon conversion of those Notes or upon the conversion of the Series D Preferred Stock after July 31, 2000, Alpha would currently be obligated to issue a maximum of an additional approximate 40,000 shares of its common stock either (a) upon the conversion of those Notes or (b) in payment of interest on those Notes.

  However, under certain circumstances, the limitation referred to above would be removed, in which event the remaining outstanding 4% Convertible Notes would be convertible into shares of Alpha's common stock without limitation on the number of shares that Alpha would be obligated to issue. More particularly, the limitation referred to above would no longer be applicable in the event a "Change of Control Transaction" (as defined in the financing documents) were to occur. Under the terms of the financing documents for those Notes, a "Change of Control Transaction" is defined to include "any Person or any 'group' (as such term is used in Section
13(d) of the Exchange Act) becomes the beneficial owner or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of Alpha's voting power of the capital stock of Alpha normally entitled to vote in the election of directors of Alpha (other than (A) any Person or any such group that held such voting power as of the initial issuance date of the 4% Convertible Notes or (B) any group that holds such voting power subsequent to that initial issuance date, provided that the Persons that constitute such group include the Person or a majority of the members of, and at least 50% of the voting power held by, a group referenced in the foregoing clause (A))." Accordingly, if any of the voting agreements or arrangement described above is deemed to have constituted a "Change of Control Transaction" under the terms of the financing documents for the 4% Convertible Notes or if Bryanston were to otherwise transfer rights or sell sufficient of its shares in Alpha so as to cause such a "Change of Control Transaction", the limitation on the number of shares that Alpha could be obligated to issue upon the conversion of those Notes would no longer apply.


          SELLING STOCKHOLDERS

All of the shares of common stock offered in this prospectus are being registered for re-offers and re-sales by selling shareholders of Alpha. The selling shareholders may resell all or some of the shares. They will be eligible to sell those shares whether or not they presently have the intention to do so. The table below assumes that all of the shares being offered will be sold. However, we cannot assure you that the selling shareholders will sell all or any of their shares.

The following table sets forth, as of June 30, 2002, information with respect to the beneficial ownership of our common stock by the selling shareholders named in the table. The column under the heading "Number of Shares
Beneficially Owned Prior to Offering" in most cases includes all shares owned by the named person and shares issuable upon the exercise of options under Alpha's 1993 and 1998 stock option plans. However, not included in that column are:

       For Mr. Berman, Mr. Kaniewski and
Watertone:


                              1.     575,874 shares
                                     owned by New
                                     York Gaming,
                                     LLC.

                              2.     2,326,857 owned
                                     by Bryanston that
                                     are subject to the
                                     limited proxy
                                     granted to
                                     Watertone to vote
                                     Bryanston's
                                     2,326,857 shares
                                     at the next
                                     meeting of
                                     stockholders in
                                     favor of a
                                     proposal to
                                     increase by
                                     205,538
                                     shares the
                                     number of
                                     shares that
                                     would be
                                     covered by the
                                     stock option
                                     granted to
                                     each of
                                     Messrs.
                                     Berman and
                                     Kaniewski
                                     under the
                                     terms of their
                                     respective
                                     employment
                                     agreements
                                     with Alpha.


For further explanation of the non-inclusion of these shares, see the text following the table.


                Number of Shares    Number of Shares    Number of Shares    % of
                Beneficially Owned  Covered by this     to be Owned After   Class After
Selling
Shareholder     Prior to Offering   Prospectus          the Offering        the Offering

Bryanston
Group, Inc.      2,326,857           2,326,857           0                   *

New York
Gaming, L.L.C.     575,874             575,874           0                   *

Robert A. Berman   296,289             295,689         600                   *

Scott A. Kaniewski 295,689             295,689           0                   *

Global Trading
Group, Inc.          5,000               5,000           0                   *

Andrew Wahl          5,000               5,000           0                   *

Joan Hundley        25,000              25,000           0                   *

Beatrice Tollman   181,590             181,590           0                   *

Brett G. Tollman    55,988              55,988           0                   *

Brett G. Tollman,
as sole trustee
for the
Tollman Family
Trust              100,000             100,000           0                   *

* Less than one percent


Regarding the table above:

    The 2,326,857 shares set forth in the above table as being owned and subject to resale by Bryanston Group, Inc. are comprised of the following: (a) 225,758 shares issued in September 2000 in lieu of cash dividends on shares of Alpha's Series B Preferred Stock for 1998 and 1999; (b) 299,610 shares issued in April 2000 in lieu of cash dividends on shares of Alpha's Series B Preferred Stock for 2000; (c) 228,208 shares issued in February 2002 in lieu of cash dividends on shares of Alpha's Series B Preferred
Stock for 2001; (d) 621,790 shares issued in February 2002 upon conversion of shares of Alpha's Series B Preferred Stock; (e) 174,123 shares issued in February 2002 in lieu of cash dividends on shares of Alpha's Series C Preferred
Stock for 1998, 1999, 2000 and 2001; (f) 324,389 shares
issued in February 2002 upon conversion of shares of Alpha's Series C Preferred Stock; (g) 237,991 shares issued in January 2002 in extinguishment of the remaining balance of $1,448,773 of principal and interest on a $3,000,000 promissory note on Alpha's idle gaming vessel and an additional $455,151 liability pertaining to a transferred a portion of Bryanston's interest in Catskill; and (h) 214,988 shares during 1998 and 1999 in lieu of cash dividends on shares of Alpha's Series B Preferred Stock for 1996 and 1997.

    The 575,874 shares set forth in the above table as being owned and subject to resale by New York Gaming, L.L.C consist of those shares as issued on March 12, 2002 as part of the transaction pursuant to which Alpha acquired
47.5% of Watertone's economic interests in the casino and racetrack business components of the business of Catskill.

    The 295,689 shares set forth in the above table as being owned and subject to resale by each of Messrs.
Berman and Kaniewski represent shares issuable upon the exercise of options granted to those two individuals under their respective employment agreements. Those options currently provide for each of Messrs. Berman and Kaniewski to purchase up to 90,151 shares, with that number being subject to increase to 295,689 upon shareholder approval.

    The 5,000 shares set forth in the above table as being owned and subject to resale by Global Trading Group, Inc. were issued in April 2002, in partial consideration for the settlement of certain litigation commenced by Global
Trading Group, Inc. against Alpha.

      The 5,000 shares set forth in the above table as being owned and subject to resale by Andrew Wahl were issued in June 2002 in consideration for assistance provided by Mr. Wahl in arranging certain financing provided to Alpha.

    The 25,000 shares set forth in the above table as being owned and subject to resale by Joan Hundley were issued in May 2002 in replacement of shares loaned by Ms.
Hundley to Apha which were used to settle a certain liability.

    The 181,590 shares set forth in the above table as being owned and subject to resale by Beatrice Tollman are comprised of 41,590 of founders shares issued in 1993 and 140,000 shares received from Bryanston, relative to private sales in March 1995 and November 1995.

    The 55,988 shares set forth in the above table as being owned and subject to resale by Brett Tollman are comprised of 10,397 of founders shares isued in 1993, 3,680 shares transferred from Stanley S. Tollman in 1995 and 41,911 shares received from Bryanston, relative to private sales in March 1995 and November 1995.

    The 100,000 shares set forth in the above table as being owned and subject to resale by Brett Tollman as sole trustee for the Tollman Family Trust were granted in 1995 by Stanley S. Tollman.


          PLAN OF DISTRIBUTION

    From time to time the selling stockholders may offer and sell the common shares they hold by using this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. To the extent required, we may amend and supplement this prospectus to describe a specific plan of distribution.

    The selling stockholders may sell the shares covered by this prospectus by several possible means.
These include, but are not limited to, one or any combination of the types of transactions described in the following list and the paragraphs that follow:

             on the Nasdaq National Market, the Boston Stock
             Exchange or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;

             a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

             purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;

             an over-the-counter distribution under the rules of the Nasdaq SmallCap Market;

             ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

             in privately negotiated transactions.

    In addition to the list above, the selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with that selling stockholder. The selling stockholders may also sell our common stock short and redeliver the shares to close out short positions.

    The selling stockholders may enter into an option or other transactions with broker-dealers or other financial institutions that require the selling stockholders to deliver the shares offered in this prospectus, and, in turn, the broker-dealer or other financial institution may resell those shares under this prospectus, as supplemented or amended to reflect the applicable transaction.

     The selling stockholders may pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may sell the pledged shares of common stock under this prospectus, as supplemented or amended to reflect the applicable transaction. In addition, any shares of common stock that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders may sell shares of common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares of common stock for whom those broker-dealers may act as agent or to whom they sell as principal or both. This compensation might be in excess of customary commissions. Market makers and block purchasers that purchase the shares of common stock will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act and the related rules and regulations.

     The selling stockholders may sell all or any part of the shares of common stock through an underwriter. Alpha is not aware of any agreement the selling stockholders may have entered into with a prospective underwriter, and there is no assurance that the selling stockholders will enter into any agreement with a prospective underwriter. If any selling stockholder enters into an agreement or agreements with a prospective underwriter, the relevant details will be set forth in a supplement or revisions to this prospectus.

     To comply with the securities laws of some states, the shares of common stock must be sold in those states only through registered or licensed brokers or dealers. Also, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance with that requirement. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders, and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered under this prospectus.

     At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or paid to any dealer, and the proposed selling price to the public.

     It is possible that a significant number of shares could be sold at the same time under this prospectus. Any sales, or even the possibility of sales, may depress the market price of Alpha's common stock. Alpha will bear all costs and expenses of the registration of the selling stockholders' shares under the Securities Act and state securities laws. However, each selling stockholder will bear all underwriting and brokerage commissions and underwriting expenses, if any, attributable to the sale of her or his shares.

             LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock being offered by this prospectus will be passed upon for Alpha by Reed Smith LLP, New York, New
York. Herbert F. Kozlov, a director of Alpha, is a member of that firm.

                EXPERTS

     The consolidated financial statements included in Alpha's annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on April 1, 2002 and as amended on May 22, 2002, which are incorporated in this Registration Statement by reference, have been audited by Friedman
Alpren & Green LLP (year ended December 31, 2001) and Rothstein, Kass & Company., P.C. (years ended December
31, 2000 and 1999), independent certified public accountants, as indicated in their reports. The consolidated financial statements are incorporated in this registration statement by reference in reliance on the reports of Friedman Alpren & Green LLP and Rothstein, Kass &
Company P.C., given on the authority of those firms as experts in accounting and auditing.

   ADDITIONAL INFORMATION ABOUT ALPHA

     Alpha files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450
Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

     Alpha has filed with the SEC a registration statement
on Form S-3 with respect to the common stock that may be
sold under this prospectus.   This prospectus does not
contain all of the information set forth in that registration statement, as certain parts of that registration statement are not required to be included under the rules and regulations of the SEC. Copies of that registration statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
20549, at prescribed rates.

  DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.
Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus.

Alpha incorporates by reference the following documents we have filed with the SEC:

          (a)    Our annual report on Form 10-K for
          the year ended December 31, 2001 as
          filed with the Securities and Exchange
          Commission April 1, 2002, and
          amended May 22, 2002;
          (b)    Our quarterly report on Form 10-QSB
          for the quarter ended March 31, 2002;
          (c)    Our current reports filed on Form 8-K
          dated February 12, 2002, February 26,
          2002, April 18, 2002, May 1, 2002 and June
          25, 2002;
          (d)    Alpha's registration statement on
          Form S-1, as filed with the SEC on August 8,
            1996 (with respect to the description
          of the common stock); and
          (e)    All documents filed by us with the
          SEC pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act after the date of this prospectus.

  Any statement contained in the documents filed with the SEC prior to the date of this prospectus is modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes that statement.

  You may request a free copy of any of the documents incorporated by reference, other than exhibits unless they are specifically incorporated by reference, in this prospectus but that are not delivered to you. You may request copies by writing or telephoning us at the following address: Alpha Hospitality Corporation, 707 Skokie
Boulevard, Northbrook, Illinois, 60062, Attention: Scott
Kaniewski, telephone number (847) 418-3804.

                PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth Alpha's estimates of the expenses to be incurred by us in connection with the registration and sale of the common stock being offered hereby:

         SEC Registration Fee                          $  5,720
         Printing registration statement and other
         documents                                     $      0
         Legal fees and expenses                       $  5,000*
         Accounting fees and expenses                  $  2,500*
         Miscellaneous expenses                        $  4,000*
         Total:                                        $ 17,220*

*Estimated

Item 15.  Indemnification of Directors and Officers.

     The Delaware General Corporation Law permits
Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. Alpha's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to Alpha and its stockholders for monetary damages for breach of fiduciary duty as a director except (i) any breach of a director's duty of loyalty to Alpha or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware
General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of Alpha's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Alpha and its stockholders.
Alpha's Certificate of Incorporation also provides that Alpha shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General
Corporation Law. Alpha has directors' and officers' liability insurance, and it may also enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to these persons to the fullest extent permitted by law.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit Number  Description of Exhibits

4(a)                     Form of Common Stock Certificate of Alpha*
5                        Opinion of Reed Smith
23(a1)                   Consent of Friedman Alpren & Green LLP
23 (a2)                  Consent of Rothstein, Kass & Company P.C.
23(b)                    Consent of Reed Smith (included in Exhibit 5 hereof)
24                       Power of Attorney (attached in the signature page
                           thereof)

     Incorporated by reference; filed with Alpha's
Registration Statement filed on Form SB-2 (File No. 33-
64236) with the SEC on June 10, 1993 and as amended on September 30, 1993, October 25, 1993, November 2, 1993 and November 5, 1993. That Registration Statement was further amended by Post Effective Amendment on August
20, 1999.

Item 17.  Undertakings.

The undersigned company hereby undertakes:

                (1) To file, during any period in
             which offers or sales are being made, a
             post-effective amendment to this
             Registration Statement to include any
             material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
             Statement.

                (2) That, for the purpose of
             determining any liability under the
             Securities Act of 1933, as amended (the
             "Securities Act"), each such post-
             effective amendment shall be deemed
             to be a new registration statement
             relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration
             by means of a post-effective
             amendment any of the securities being
             registered which remain unsold at the
             termination of the offering.

                (4) That, for purposes of
             determining any liability under the
             Securities Act, each filing of Alpha's
             annual report pursuant to Section 13(a)
             or 15(d) of the Securities Exchange Act
             of 1934, as amended, that is
             incorporated by reference in the
             Registration Statement, shall be deemed
             to be a new registration statement
             relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (5) That, insofar as
             indemnification for liabilities arising
             under the Securities Act may be
             permitted to directors, officers and
             controlling persons of Alpha pursuant
             to the provisions referred to in Item 15 of Part II of this registration statement, or otherwise, Alpha has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Alpha of expenses incurred or paid by a director, officer or controlling person of Alpha in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Alpha will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
             Act and will be governed by the final
             adjudication of such issue.

               SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July____, 2002.


    ALPHA HOSPITALITY CORPORATION


                              By:  /s/Robert A. Berman
                                   Robert A. Berman
                                   Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott A. Kaniewski and Thomas W. Aro, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities
Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

     Signature                Title
     Date

/s/ Robert A. Berman      Chairman of the Board             July__, 2002
Robert A. Berman          and Chief Executive Officer
(Principal Executive Officer)

/s/ Thomas W. Aro         Vice President, Secretary         July__, 2002
Thomas W. Aro             and Director

/s/ Scott A. Kaniewski   Chief Financial Officer
Scott A. Kaniewski       and Director                       July__, 2002

/s/ Paul A. de Bary      Director                           July __, 2002
Paul A. de Bary

/s/ William W. Hopson    Director                           July __, 2002
William W. Hopson

/s/ Herbert F. Kozlov   Director                            July__, 2002
Herbert F. Kozlov

                              EXHIBIT 5

    [LETTERHEAD OF REED SMITH, LLP]


     July __, 2002


Alpha Hospitality Corporation
707 Skokie Boulevard
Suite 600
Northbrook, IL  60062


Re:  Registration Statement on Form S-3 under the
Securities Act of 1933


Ladies and Gentlemen:

     In our capacity as counsel to Alpha Hospitality
Corporation (the "Company"), a Delaware corporation, we have been asked to render this opinion in connection with a Registration Statement on Form S-3, being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities
Act of 1933, as amended, covering an aggregate of 3,866,687 shares (the "Shares") of Common Stock, $0.01 par value.

     In connection with, and as the basis for, the opinion we render herein, we have examined, among other documents the Certificate of Incorporation and the By-Laws of the Company, both as amended to date, the Certificate of Designations governing the Series B and Series C Preferred
Stock, the Registration Statement, corporate proceedings of the Company relating to the issuance of the Series B and C
Preferred Stock, and such other instruments and documents as we have deemed relevant under the circumstances.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date in connection with the B and C Preferred Stock and the proposed issuance of the Shares and have relied upon certain statements and representations made to us by the Company or officers or other members of its management.
Based upon and subject to the foregoing, we are of the opinion that the Shares, have been duly and validly authorized and are fully paid and non-assessable; provided, however, that those Shares that are subject to options granted to Messrs. Robert Berman and Scott Kaniewski and that have not been issued will only be fully paid and non-assessable upon the issuance of such Shares pursuant to a valid exercise of such optins.. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Very truly yours,
                                        /s/REED SMITH

                        Exhibit 23(a1)


      Friedman Alpren & Green LLP

    CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-3 of our audit report dated March 20, 2002, as amended on April 5, 2002, relating to the 2001 consolidated financial statements of Alpha Hospitality Corporation, which appears in the Company's annual report on Form 10-K for the year ended
December 31, 2001, as filed with the Securities and Exchange Commission on April 1, 2002, and as amended on May 22, 2002, and to the reference to our firm under the caption "Experts" in this registration statement.




/s/ Friedman Alpren & Green LLP

NEW YORK, NEW YORK
July 17, 2002

Exhibit 23(a2)


    Rothstein, Kass & Company, P.C.

    CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement of Alpha Hospitality Corporation on Form S-3 of our report dated February 23, 2001, on our audits of the consolidated financial statemetns and financial statement schedule of Alpha Hospitality Corporation as of December 31, 2000 and for the years ended December 31, 2000 and 1999, which report is included in the Annual
Report on Form 10-K of Alpha Hospitality Corporation for the year ended December 31, 2001, and to the reference to our firm under the caption "Experts" in the Registration Statement.




/s/ Rothstein, Kass & Company, P.C.

ROSELAND, NEW JERSEY
July 18, 2002